Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Spectra Energy Partners, LP on Form S-3 of our report dated February 25, 2013 related to the financial statements of Gulfstream Natural Gas System, L.L.C. appearing in the Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

June 4, 2013